Exhibit 23.3

 Buenos Aires, March 11, 2014

To: Kost Forer Gabbay & Kasierer
Certified Public Accountants
3 Aminadav St.
Tel-Aviv, Israel

Dear Sirs or Madams:	Grant Thornton Argentina Av. Corrlentes 327 Piso 3o C1043AAD-Buenos Aires Argentina T (54 11) 4105 0000 F (54 11) 4105 0100 E post@gtar.com.ar www.gtar.com.ar

Re: Pointer Localizacion y Asistencia S.A. (“the Company”)

We consent to the reference to our firm under the caption "Experts" in this registration statement on Form F-3 and the related Prospectus of Pointer Telocation Ltd. for the registration of 994,357 ordinary shares, and to the incorporation by reference therein of our report dated March 19, 2013, with respect to the consolidated financial statements and schedule of Pointer Localización y Asistencia S.A. included in Pointer Telocation Ltd.’s report (Form 20-F) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

Christian Martin

Partner